Exhibit (b)(4)(f)

The Northwestern Mutual Life Insurance Company agrees to pay the benefits provided in this contract, subject to its terms and conditions. Signed at Milwaukee, Wisconsin on the Date of Issue.

CHAIRMAN AND C.E.O	SECRETARY

Deferred Variable Annuity-Account B

Net considerations accumulated in a Separate Account, assets of which are invested in shares of one or more mutual funds.

Retirement Income payable at maturity. Refund at death before maturity.

Contract benefits payable in one sum or as Variable or Guaranteed monthly income. Variable Payment Plan benefits described in Section 8.

Participating.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT.

Right To Return Contract - Please examine this contract carefully. The Owner may return the contract for any reason within ten days after receiving it. If returned, the contract will be cancelled and The Northwestern Mutual Life Insurance Company will refund the sum of (a) the difference between the considerations paid and the amounts, if any, allocated to the Separate Account plus (b) the value of the contract on the effective date of return.

LL V 1B	THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY - MILWAUKEE

ANNUITANT	JOHN J. DOE

CONTRACT DATE	JULY 1, 1981

PLAN	DEFERRED VARIABLE ANNUITY AT 65

AGE AND SEX	35 MALE

CONTRACT NUMBER	V 000 012

LL V 1B

This policy is a legal contract between the Owner and The Northwestern Mutual Life Insurance Company.

Read your policy carefully.

Guide To Contract Provisions

		Page
SCHEDULE OF BENEFITS AND CONSIDERATIONS		3

SECTION 1.	BENEFITS Monthly Retirement Life Income payable beginning on Maturity Date. Refund payable on death of Annuitant before Maturity Date.	5

SECTION 2.	CONSIDERATIONS Payment and frequency of flexible considerations.	5

SECTION 3.	ACCUMULATION UNITS IN SEPARATE ACCOUNT Definition of Separate Account, Valuation Date, Accumulation Units, and Net Investment Factor. How considerations are applied. Contract Fee. Selection of Division.	6

SECTION 4.	OWNERSHIP Rights of the Owner. Voting. Reports to Owner.	7

SECTION 5.	THE CONTRACT Guarantees. Valuation of assets. Determination of values. Incontestability. Misstatement of age or sex. Optional Maturity Date.	8

SECTION 6.	BENEFICIARIES Designation and change of beneficiaries. Marital deduction provision for spouse of Annuitant. Succession in interest of beneficiaries.	9

SECTION 7.	PAYMENT OF CONTRACT BENEFITS	10

SECTION 8.	VARIABLE PAYMENT PLANS Description. Definition of Annuity Units. Transfer between Variable Payment Plans. Rates.	11

ADDITIONAL BENEFITS (if any)	Following Page 13

APPLICATION	Attached to the Contract

ENDORSEMENTS

To be made only by the Company at the Home Office

LL V 1B

SCHEDULE OF BENEFITS AND CONSIDERATIONS

DATE OF ISSUE JULY 1, 1981

PLAN AND ADDITIONAL BENEFITS	CONSIDERATION	YEARS PAYABLE

DEFERRED VARIABLE ANNUITY AT 65	$100.00	30

MATURITY DATE JULY 1, 2011

THE CONSIDERATION IS PAYABLE ON THE CONTRACT DATE AND EVERY MONTH THEREAFTER. THE FIRST CONSIDERATION IS $100.00.

THE ALLOCATION OF THE NET CONSIDERATION SHALL BE:

STOCK DIVISION	20%
BOND DIVISION	20%
MONEY MARKET DIVISION	20%
MULTIPLE INVESTMENT DIVISION	40%

DIRECT BENEFICIARY	JANE K. DOE, WIFE OF THE ANNUITANT

OWNER	JOHN J. DOE, THE ANNUITANT

ANNUITANT	JOHN J. DOE

CONTRACT DATE	JULY 1, 1981

PLAN	DEFERRED VARIABLE ANNUITY AT 65

AGE AND SEX	35 MALE

CONTRACT NUMBER	V 000 012

LL V 1B

SECTION 1. BENEFITS

1.1	MATURITY BENEFIT

The Northwestern Mutual Life Insurance Company agrees, subject to the terms and conditions of this contract, to pay a monthly retirement life income to the Annuitant if living on the Maturity Date. Unless an election to the contrary is made by the Owner and subject to the Minimum Amounts provision (Section 7.3f), the maturity value will be paid as a monthly retirement life income. This monthly retirement life income is payable for life, beginning on the Maturity Date, with installments certain for ten years under the variable payment form of Life Income Plan (Option C) described in Section 8.1b. The maturity value of this contract will be the value of the Accumulation Units as of the close of business on the valuation date coincident with or next preceding the Maturity Date.

1.2	REFUND AT DEATH

The Northwestern Mutual Life Insurance Company agrees, subject to the terms and conditions of this contract, to pay a refund at death to the beneficiary upon receipt at its Home Office of due proof of death of the Annuitant before the Maturity Date. The refund at death will be the value of the total Accumulation Units determined as of the close of business on the valuation date coincident with or next following the date of death. If death occurs before the Annuitant’s 65th birthday, the refund at death will not be less than the net of:

a.	total considerations, excluding those for the Disability Waiver of Consideration Benefit, paid under the contract; less

b.	any amounts returned in surrender of a portion of the Accumulation Units.

1.3	SURRENDER BENEFIT

a. Surrender. Prior to the Maturity Date, the Owner may surrender Accumulation Units for their cash value. A portion of the Accumulation Units may be surrendered, but the Company may require that at least 100 Accumulation Units remain after a partial surrender. Surrender of all of the Accumulation Units and receipt of the contract at the Home Office will terminate this contract. Receipt of the contract may be waived by the Company.

b. Cash Value. The cash value of the Accumulation Units will be their value determined as of the close of business on the valuation date coincident with or next following the date on which a satisfactory written surrender request is received in the Home Office, less the surrender charge.

c. Surrender Charge. The Surrender Charge will be 8% of the lesser of:

(1)	the value of Accumulation Units surrendered; or

(2)	total considerations paid under the contract, less any amounts previously surrendered.

However, if total considerations paid under the contract equal at least $25,000, the Surrender Charge will be reduced to 4% to the extent that the amount being surrendered does not exceed considerations paid prior to the fifth contract anniversary preceding the date of the surrender, less any amounts previously surrendered.

For the purposes of this Section, considerations refer to considerations excluding those for the Disability Waiver of Consideration Benefit.

SECTION 2. CONSIDERATIONS

2.1	PAYMENT OF CONSIDERATIONS

a. Payment. All considerations are payable at the Home Office or to an authorized agent. A receipt signed by an officer of the Company will be furnished on request.

b. Frequency. Considerations may be paid annually, semiannually, quarterly, or monthly.

c. Flexible Considerations. The amount of the first consideration is shown on page 3. Subsequent considerations may vary in amount at the option of the Owner, but no consideration may be less than $25, exclusive of any consideration for the Disability Waiver of Consideration Benefit. The Company may limit the considerations paid in any contract year to ten times the amount due in the first contract year.

2.2	FAILURE TO PAY CONSIDERATIONS

If a consideration is not paid when due, this contract will continue in force as a paid-up variable annuity, unless surrendered for its cash value. Payment of considerations may be resumed prior to the Maturity Date. The Company will resume sending consideration notices upon receipt at its Home Office of a satisfactory request.

2.3	REINSTATEMENT OF DISABILITY WAIVER OF CONSIDERATION BENEFIT

If the contract contains the Disability Waiver of Consideration Benefit and if this Benefit has terminated under paragraph 6d of the Disability Waiver of Consideration Benefit, evidence of insurability satisfactory to the Company will be required for reinstatement of this Benefit.

LL V 1B

(Revised)

SECTION 3. ACCUMULATION UNITS IN SEPARATE ACCOUNT

3.1	SEPARATE ACCOUNT

The Separate Account (“NML Variable Annuity Account B”) and its four Divisions have been established by the Company pursuant to Wisconsin law relating to separate investment accounts. The Separate Account is registered as a unit investment trust under the Investment Act of 1940. Interests in the Separate Account are represented by the Accumulation Units and Annuity Units, as described in Section 3.3 and 8.2 respectively.

The Separate Account is comprised of the Stock, Bond, Money Market and Multiple Investment Divisions. Assets allocated to the Stock, Bond, Money Market and Multiple Investment Divisions are invested in shares of NML Stock Fund, Inc., NML Bond Fund, Inc., NML Money Market Fund, Inc., and NML One Fund, Inc., respectively (the “Funds”). Each Fund is an investment company registered under the Investment Company Act of 1940. Shares of each Fund are purchased for the Separate Account at their net asset value.

3.2	VALUATION DATE

A valuation date is any day on which the assets of the Separate Account are valued. Assets are valued as of the time of close of trading on the New York Stock Exchange for each day the Exchange is open.

3.3	ACCUMULATION UNITS

The interest of this contract in the Separate Account prior to the date on which the contract benefits become payable is represented by Accumulation Units. The dollar value of Accumulation Units for each Division will increase or decrease to reflect the investment experience of the Division. The value of an Accumulation Unit in each Division was established at $1.00 as of the date operations began for that Division. The value of an Accumulation Unit on any valuation date is determined by multiplying the value on the immediately preceding valuation date by the Net Investment Factor for the period from the immediately preceding valuation date to and including the current valuation date (the current period).

3.4	NET INVESTMENT FACTOR

For each Division of the Separate Account the Net Investment Factor for the current period is 1.000000 plus the net investment rate for that Division. The net investment rate for the current period is equal to the gross investment rate for the Division, expressed in decimal form to six places, reduced on each valuation date by charges at an annual rate of not more than 1 1/2% for annuity rate and expense guarantees. The Company may establish lower periodic charges from time to time.

The gross investment rate for the current period for each Division is equal to a. divided by b. where:

a.	is the investment income of the Division for the current period, plus

(1)	capital gains and minus capital losses for the period, whether realized or unrealized, on the assets of the Division, less

(2)	a deduction for any tax liability paid or reserved for by the Company resulting from the maintenance or operation of the Division, and less

(3)	any reasonable expenses paid or reserved for by the Company which result from a substitution of other securities for shares of the Fund(s) as set forth in Section 3.8 and

b.	is the value of the assets in the Division at the close of business on the immediately preceding valuation date.

The gross investment rate may be positive or negative. The deduction for any tax liability may be charged proportionately against those contracts to which the liability is attributable by an appropriate reduction in the gross investment rate for those contracts.

3.5	APPLICATION OF CONSIDERATIONS

The Company will deduct from considerations received during each contract year any premium taxes incurred on the consideration.

Each net consideration, after deductions, will be applied to provide Accumulation Units in one or more Divisions allocated as shown on page 3. Accumulation Units are credited at the close of business on the valuation date on which the consideration is received at the Home Office.

The number of Accumulation Units will be determined by dividing the net consideration by the value of an Accumulation Unit on that valuation date. This number of Accumulation Units will not be changed by any subsequent change in the dollar value of Accumulation Units.

3.6	CONTRACT FEE

At issue and on each contract anniversary thereafter, prior to the date contract benefits become payable, a charge of $30 will be made for administrative expenses. The charge will be made on the first valuation date of each contract year. For each Division with Accumulation Units the number of Accumulation Units will be reduced by:

a.	30.00 divided by the number of Divisions containing Accumulation Units; divided by

b.	the value of the Accumulation Unit for the Division.

If any Division does not contain sufficient Accumulation Units, then the $30 contract fee will be charged against the Divisions in the following order: Bond Division, Stock Division, Money Market Division, and Multiple Investment Division.

LL V 1B

Revised

3.7	SELECTION OF DIVISION

The Owner may at any time change the allocation of net considerations among the Divisions by written notice to the Company. Net considerations received at the Home Office on or after the date on which notice is received will be applied to-provide Accumulation Units in the designated Divisions on the basis of the new allocation.

Before the Maturity Date the Owner may, upon written request, transfer Accumulation Units from one Division to another. The number of Accumulation Units to be credited will be adjusted to reflect the respective value of the Accumulation Units in each of the Divisions. The minimum amount which may be transferred is the lesser of $1,000 or the entire value of the Accumulation Units in the Division from which the transfer is being made. Transfers from the Money Market Division may be made at any time. No transfer from the other Divisions may be made within the first 90 days or within 90 days from the date of the last transfer. Any charges for the transfer will be determined by the Company and deducted from the amount transferred. The transfer will be made as of the close of business on the valuation date coincident with or next following the date on which the request for transfer is received at the Home Office, or at a later date if requested.

3.8	SUBSTITUTION AND CHANGE

Pursuant to a vote of the Owners of variable annuity contracts having an interest in a Division or as otherwise permitted by applicable insurance and securities law, a substitution or change may be made as follows:

a.	the assets of the Division may be invested in securities other than shares of the Fund(s) as a substitute for those shares already purchased or as the securities to be purchased in the future;

b.	the Separate Account, or a Division, may be operated as a management company under the Investment Company Act of 1940, or in any other form permitted by law, if deemed by the Company to be in the best interests of the contract Owners;

c.	the Separate Account may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required; or

d.	the provisions of the contracts may be modified to comply with any other applicable federal or state laws.

In the event of any substitution or change, the Company may make appropriate endorsement on this and other contracts having an interest in the Separate Account and take other actions as may be necessary to effect the substitution or change.

SECTION 4. OWNERSHIP

4.1	THE OWNER

The Owner is named on page 3. All contract rights may be exercised by the Owner, or his successor or transferee, without the consent of any beneficiary. These rights may be exercised only during the lifetime of the Annuitant and thereafter to the extent permitted by Sections 6 and 7.

4.2	TRANSFER OF OWNERSHIP

The Owner may transfer the ownership of this contract. Written evidence of transfer satisfactory to the Company must be received at its Home Office. The transfer will then be effective as of the date it was signed. The Company may require that the contract be submitted for endorsement to show the transfer.

4.3	COLLATERAL ASSIGNMENT

The Owner may assign this contract as collateral security. The Company assumes no responsibility for the validity or effect of any collateral assignment of this contract. The Company will not be responsible to an assignee for any payment or other action taken by the Company before receipt in writing at its Home Office of the assignment.

The interest of any beneficiary will be subject to any collateral assignment made either before or after the beneficiary designation.

A collateral assignee is not an Owner. A collateral assignment is not a transfer of ownership. Ownership can be transferred only by complying with Section 4.2.

4.4	VOTING RIGHTS AND REPORTS TO OWNERS

As long as the Separate Account continues to be registered as a unit investment trust under the Investment Company Act of 1940 and the assets of the Separate Account are invested in shares of the Fund, the Company will vote shares held by the Separate Account in accordance with instructions received from the Owners of Accumulation Units or, after payments have commenced under a variable payment plan, from the payees receiving payments under those payment plans. Each Owner or payee will receive:

a.	periodic reports relating to the Fund;

b.	proxy material;

c.	a form with which to give voting instructions; and

d.	information regarding the proportion of shares of each Fund held in the Separate Account corresponding either to the Accumulation Units credited to this contract or the number of shares held in the Separate Account representing the Company’s actuarial liability under the variable payment plan.

The Company will also send to the Owner or payee at least once each contract year a statement of the number of units credited to the contract, the dollar value of a unit as of a date not more than two months previous to the date of mailing, and a statement of the investments held by the Separate Account.

LL V 1B

SECTION 5. THE CONTRACT

5.1	GUARANTEES

The Company guarantees that mortality and expense results will not adversely affect the amount of variable payments.

5.2	VALUATION OF ASSETS

The value of the shares of each Fund held in the Separate Account on each valuation date will be the redemption value of the shares on that date. If the right to redeem shares of a Fund has been suspended, or payment of the redemption value has been postponed, the shares held in the Separate Account (and Annuity Units) may be valued at fair value as determined in good faith by the Board of Trustees of the Company for the sole purpose of computing annuity payments.

5.3	DETERMINATION OF VALUES

The method of determination by the Company of the Net Investment Factor, and the number and value of Accumulation Units and Annuity Units, will be conclusive upon the Owner, any assignee, the Annuitant, and any beneficiary.

5.4	DEFERMENT OF BENEFIT PAYMENTS

The Company reserves the right to defer determination of the cash or withdrawal value of this contract, or the payment of benefits under a variable payment plan, until after the end of any period during which the right to redeem shares of a Fund is suspended, or payment of the redemption value is postponed. Any deferment would be in accordance with the provisions of the Investment Company Act of 1940 by reason of closing of, or restriction of trading on, the New York Stock Exchange, or other emergency, or as otherwise permitted by the Act. In addition, the Company reserves the right to defer payment of the cash or withdrawal value until seven days after the end of any deferment in the determination of contract values.

5.5	DIVIDENDS

This contract will share in the divisible surplus of the Company, except while payments are being made under a variable payment plan. Its share will be determined annually by the Company and credited as a dividend on the contract anniversary. Any dividend credited prior to the date contract benefits become payable will be applied on the next valuation date as a net consideration unless the Owner elects to have the dividend paid in cash.

5.6	INCONTESTABILITY

This contract will not be contested by the Company after it has been in force during the lifetime of the Annuitant for two years from the Date of Issue. The Date of Issue is shown on page 3.

5.7	MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, the amount payable will be the amount which the considerations paid would have purchased at the correct age and sex.

5.8	OPTIONAL MATURITY DATE

The Owner may elect to continue this contract in force, without any additional benefits, to an Optional Maturity Date by filing a written request with the Company at least 31 days before the Maturity Date. The Optional Maturity Date will be the contract anniversary nearest the Annuitant’s 85th birthday, or five years after the Maturity Date if later. All contract rights of the Owner will continue in effect to the Optional Maturity Date. Payment of considerations may be continued to the Optional Maturity Date.

5.9	ENTIRE CONTRACT

The entire contract consists of this contract and the attached application. All statements in the application are representations and not warranties. No statement will cause this contract to be rescinded, or will be used in defense of a claim, unless contained in the application.

No change in this contract is valid unless approved by an officer of the Company. The Company may require that the contract be submitted for endorsement to show any change. No agent has authority to change the contract or to waive any of its provisions.

Contract months, years, and anniversaries are computed from the Contract Date. The Contract Date is shown on page 3.

All payments by the Company under this contract are payable at its Home Office.

Assets of the Separate Account are owned by the Company and the Company is not a trustee with respect thereto. The Company may from time to time adjust the amount of assets contained in the Separate Account, by periodic withdrawals or additions, to reflect the contract deductions and the Company’s reserves for this and other similar contracts.

LL V 1A, LL V 1B

SECTION 6. BENEFICIARIES

6.1	NAMING AND CHANGE OF BENEFICIARIES

a. By Owner. The Owner may name and change the beneficiaries and the further payees of death proceeds:

(1)	while the Annuitant lives.

(2)	for the first 60 days after the date of death of the Annuitant, if the Annuitant just before his death was not the Owner. This naming of direct beneficiary may not be changed. The contingent beneficiaries and the further payees may be changed if the Owner is the direct beneficiary and elects a payment plan.

b. By Direct Beneficiary. The direct beneficiary may name and change the contingent beneficiaries and the further payees:

(1)	if the direct beneficiary is the Owner; or

(2)	if, at any time after the death of the Annuitant, no contingent beneficiary or further payee is living, subject to the rights of the Owner under Section 6.1a(2).

If the direct beneficiary elects a payment plan after the death of the Annuitant, the interest of any other payee in the share of that direct beneficiary will end.

c. By Spouse (Marital Deduction Provision).

(1)	Power to Appoint. The spouse of the Annuitant will have the power alone and in all events to appoint all amounts payable to the spouse under the contract:

(a)	if the Annuitant just before his death was the Owner;

(b)	if the spouse is a direct beneficiary; and

(c)	if the spouse survives the Annuitant.

(2)	To Whom Spouse Can Appoint. Under the power, the spouse can appoint:

(a)	to the estate of the spouse; or

(b)	to any other persons as contingent beneficiaries and further payees.

(3)	Effect of Exercise. As to the amounts appointed, the exercise of the power will:

(a)	revoke all other then existing payees;

(b)	revoke any payment plan as it applies to them; and

(c)	cause any provision to the contrary in Section 6 or 7 of this contract to be of no effect.

d. Effective Date. Any naming or change of a payee will be made on receipt at the Home Office of a written request that is acceptable to the Company. The request will then take effect as of the date that it was signed. The Company is not responsible for any payment or other action that is taken by it before the receipt of the request. The Company may require that the contract be sent to it to be endorsed to show the naming or change.

6.2	SUCCESSION IN INTEREST OF BENEFICIARIES

a. Direct Beneficiaries. The proceeds of this contract will be payable in equal shares to the direct beneficiaries who survive and receive payment. If a direct beneficiary dies before he receives all or part of his full share, the unpaid part of his share will be payable in equal shares to the other direct beneficiaries who survive and receive payment.

b. Contingent Beneficiaries. At the death of all of the direct beneficiaries, the proceeds, or the present value of any unpaid payments under a payment plan, will be payable in equal shares to the contingent beneficiaries who survive and receive payment. If a contingent beneficiary dies before he receives all or part of his full share, the unpaid part of his share will be pay able in equal shares to the other contingent beneficiaries who survive and receive payment.

c. Further Payees. At the death of all of the beneficiaries, the proceeds, or the present value of any un paid payments under a payment plan, will be paid in one sum:

(1)	in equal shares to the further payees who survive and receive payment; or

(2)	if no further payees survive and receive payment, to the estate of the last to die of all of the beneficiaries.

d. Owner or His Estate. If no payees are alive when the Annuitant dies, the proceeds will be paid to the Owner or to his estate.

6.3	GENERAL

a. Transfer of Ownership. A transfer of ownership of itself will not change the interest of a payee.

b. Claims of Creditors. So far as allowed by law, no amount payable under this contract will be subject to the claims of creditors of a payee.

c. Succession under Payment Plans. A beneficiary who succeeds to an interest in a payment plan will continue under the terms of the plan.

LL V 1A, LL V 1B

SECTION 7. PAYMENT OF CONTRACT BENEFITS

7.1	PAYMENT OF BENEFITS

All or part of the contract benefits may be paid under one or more of the following:

a.	a variable payment plan with rates and provisions as described in Section 8;

b.	a guaranteed payment plan with rates and provisions as described in the payment of policy benefits section of the flexible premium annuity contracts currently being offered for sale by the Company on the Date of Issue of this contract; or

c.	in cash.

7.2	PAYMENT OF REFUND AT DEATH

Upon the death of the Annuitant prior to the Maturity Date, payment of the refund at death will be made under any payment plan previously elected. If no payment plan has been elected, the refund at death will be held under a guaranteed payment plan providing interest income only [the Interest Income Plan (Option A) described in the flexible premium annuity contracts referred to in Section 7.1b above]. Interest will accumulate from the valuation date coincident with or next following the date of death until a payment plan election or cash withdrawal is made. Interest will be earned at a rate declared annually by the Company, but not less than an annual effective rate of 3 1/2%.

7.3	PAYMENT PLAN ELECTIONS

a. Effective Date. Payment plan elections for the refund at death made by the Owner and received at the Home Office during the Annuitant’s lifetime will be effective on the valuation date coincident with or next following the date of death of the Annuitant. All other elections of payment plans will be effective on the valuation date coincident with or next following the date the election is received at the Home Office, or later if specified.

b. Refund at Death. Payment plans may be elected:

(1)	by the Owner during the lifetime of the Annuitant.

(2)	by the Owner during the 60 days following the date of death of the Annuitant, if the Annuitant immediately before his death was not the Owner. This election may not be changed by the Owner.

(3)	by a direct or contingent beneficiary to whom benefits become payable, if no election is then in effect and no election is made by the Owner under Section 7.3b(2).

c. Surrender or Maturity Benefits. Payment plans may be elected by the Owner for himself as direct beneficiary.

d. Transfer Between Payment Plans. A direct or contingent beneficiary receiving payment under a plan with the right to withdraw may transfer the withdrawal value to any other plan available, subject to the provisions of Section 8.5.

e. Life Income Plan Limitations. An individual beneficiary may receive payments under a Life Income Plan only if the payments depend upon his life. A corporation may receive payments under a Life Income Plan only if the payments depend upon the life of the Annuitant or a surviving spouse or dependent of the Annuitant.

f. Minimum Amounts. The Company has the right to change the payment frequency or pay the withdrawal value if payments are or become less than $25.

g. Surrender Charge. Surrender and Maturity Benefits are reduced by the Surrender Charge described in Section 1.3c unless the benefits are taken as a life income variable payment plan or an installment income variable payment plan with specified period of 5 to 30 years. These plans are described in Section 8.

LL V 1, LL V 1A, LL V 1B

SECTION 8. VARIABLE PAYMENT PLANS

8.1	DESCRIPTION OF VARIABLE PAYMENT PLANS

a.	Installment Income Specified Period (Option B)

The Company will make monthly installment income payments providing for payment of benefits over a specified period of one to 30 years.

b.	Life Income Plans

(1)	Single Life Income (Option C)

The Company will make monthly payments for the selected certain period, if any, and thereafter during the remaining lifetime of the individual upon whose life income payments depend. The selections available are: (a) no certain period; or (b) a certain period of 10 or 20 years.

(2)	Joint and Survivor Life Income (Option E)

The Company will make monthly payments for a 10 year certain period and thereafter during the joint lifetime of the two individuals upon whose lives income payments depend and continuing during the remaining lifetime of the survivor.

The Company may from time to time also make available other variable payment plans, with provisions and rates as published by the Company for those plans.

8.2	ALLOCATION OF BENEFITS

Upon election of a variable payment plan, the Owner or direct or contingent beneficiary may select the allocation of variable benefits among the Divisions.

If no selection is made, the allocation of benefits will be in proportion to the values of Accumulation Units in each Division on the effective date of the variable payment plan.

8.3	ANNUITY UNITS

The interest of this contract in the Separate Account after the effective date of a variable payment plan is represented by Annuity Units. The dollar value of Annuity Units for each Division will increase or decrease to reflect the investment experience of the Division. The value of an Annuity Unit in each Division was established at $1.00 on the date operations began for the Division. The value of an Annuity Unit on any subsequent valuation date is determined by multiplying the Annuity Unit value on the immediately preceding valuation date by:

a. the Net Investment Factor for the current period for the Division; and

b. the Daily Adjustment Factor of .99990575 raised to a power equal to the number of days in the current period to reflect the Assumed Investment Rate of 3 1/2% used in calculating the monthly payment rate.

8.4	PAYMENTS UNDER VARIABLE PAYMENT PLANS

a. First Payment. The First Payment under a variable payment plan will be due as of the effective date of the payment plan and will be paid promptly after that date.

The amount of the First Payment is the sum of payments from each Division, each determined by multiplying the benefits allocated to the Division under the variable payment plan by the applicable monthly variable payment rate per $1,000 of benefits.

b. Number of Annuity Units. The number of Annuity Units in each Division under a variable payment plan is determined by dividing the amount of the First Payment payable from that Division by the Annuity Unit value for the Division at the close of business on the valuation date on which the variable payment plan becomes effective. The number of Annuity Units will not be changed by any subsequent change in the dollar value of Annuity Units.

c. Subsequent Variable Payments. The amount of subsequent payments under a variable payment plan will increase or decrease according to the value of Annuity Units which reflect the investment experience of each Division of the Separate Account.

The amount of subsequent variable payments is the sum of payments from each Division, each determined by multiplying the fixed number of Annuity Units for the Division by the value of an Annuity Unit for that Division on:

(1)	the fifth valuation date prior to the payment due date if the payment due date is a valuation date; or

(2)	the sixth valuation date prior to the payment due date if the payment due date is not a valuation date.

8.5	TRANSFER BETWEEN VARIABLE PAYMENT PLANS

A payee or the joint payees receiving payments under a variable payment plan provided in this contract may:

a.	transfer Annuity Units from one Division to another, subject to any charges as the Company may determine. The number of Annuity Units in each Division will be adjusted to reflect the respective value of the Annuity Units in the Divisions. Transfers from the Money Market Division may be made at any time. No transfer from the other Divisions may be made within 90 days of the effective date of a variable payment plan or within 90 days from the effective date of the last transfer.

b.	transfer from an Installment Income Plan (Option B) to either form of the Life Income Plan (Option C or E).

Other transfers may be permitted subject to limitations and conditions as the Company may reasonably determine. The effective date of transfer will be the valuation date coincident with or next following the date on which a satisfactory transfer request is received at the Home Office, or at a later date if requested.

LL V 1A, LL V 1B

8.6	WITHDRAWAL UNDER VARIABLE PAYMENT PLANS

Withdrawal of the present value of any unpaid income payments may be elected at any time by the direct or contingent beneficiary, except that withdrawal may not be elected under a Life Income Plan (Option C or E) until the death of all individuals upon whose lives income payments depend.

The withdrawal value under the Installment Income Plan (Option B) will be the present value of any unpaid payments less a Withdrawal Charge, if withdrawal is made within five years of the commencement of the payment plan. The withdrawal value under a Life Income Plan (Option C or E), where available, will be the present value of any unpaid payments for the certain period with no Withdrawal Charge applicable.

The Withdrawal Charge will be 8% of the lesser of:

a.	the value of the amount withdrawn; or

b.	total considerations paid under the contract, less any amounts previously surrendered or with drawn and payments previously received.

However, if total considerations paid under the contract equal at least $25,000, the Withdrawal Charge will be reduced to 4% to the extent that the amount being withdrawn does not exceed considerations paid prior to the fifth contract anniversary preceding the date of withdrawal, less any amounts previously surrendered or withdrawn and payments previously received.

For the purposes of this Section, considerations refer to considerations excluding those for the Disability Waiver of Consideration Benefit.

Present values will be based on interest at the Assumed Investment Rate used in calculating the amount of variable payments. The amount of variable payments used in calculating the present value of unpaid payments will be determined by multiplying the number of Annuity Units by the value of an Annuity Unit on the effective date of withdrawal.

The effective date of withdrawal will be the valuation date coincident with or next following the date on which a satisfactory withdrawal request is received at the Home Office, or a later date if requested.

8.7	VARIABLE PAYMENT PLAN RATES

a. Basis of Rates. Monthly rates for the Installment Income Plan for a Specified Period (Option B) and Life Income Plan (Option C or E) are shown in the Variable Payment Tables. The Life Income Plan (Option C or E) rates are based on the sex and adjusted age of any individual upon whose life payments depend. The adjusted age of an individual is the age nearest birthday adjusted for the calendar year in which the payment plan becomes effective.

The age adjustment is:

Year in Which Payment Plan Becomes Effective	1983 or Prior	1984 through 1988	1989 through 1993	1994 through 1998	1999 and After
Adjusted Age	+ 1	0	-1	-2	-3

b. Alternate Rate Basis. The Company may from time to time publish higher initial rates for variable payment plans under this contract. These higher rates will not be available to increase payments under payment plans already entered upon.

When a variable payment plan is effective on an alternate rate basis, the Daily Adjustment Factor defined in Section 8.3b will be determined based on the Assumed Investment Rate used in calculating the alternate payment rate.

VARIABLE PAYMENT TABLES

Monthly Income Payment Per $1,000 Benefits

INSTALLMENT INCOME PLAN (Option B)

PERIOD (YEARS)	MONTHLY PAYMENT
1	$84.65
2	43.05
3	29.19
4	22.27
5	18.12
6	15.35
7	13.38
8	11.90
9	10.75
10	9.83
11	9.09
12	8.46
13	7.94
14	7.49
15	7.10
16	6.76
17	6.47
18	6.20
19	5.97
20	5.75
21	5.56
22	5.39
23	5.24
24	5.09
25	4.96
26	4.84
27	4.73
28	4.63
29	4.53
30	4.45

LL V 1A, LL V 1B

VARIABLE PAYMENT TABLES

First Monthly Payment Per $1,000 Benefits

LIFE INCOME PLANS

SINGLE LIFE MONTHLY PAYMENTS (Option C)

ADJUSTED AGE			CERTAIN PERIOD
MALE	FEMALE		NONE	10 YEARS	20 YEARS
50		55	$4.68	$4.63	$4.46
51		56	4.77	4.71	4.52
52		57	4.86	4.80	4.58
53		58	4.96	4.89	4.64
54		59	5.06	4.98	4.70
55		60	5.18	5.08	4.76
56		61	5.29	5.18	4.83
57		62	5.42	5.29	4.89
58		63	5.55	5.41	4.95
59		64	5.70	5.52	5.01
60		65	5.85	5.65	5.08
61		66	6.01	5.78	5.14
62		67	6.18	5.91	5.19
63		68	6.36	6.05	5.25
64		69	6.55	6.19	5.30
65		70	6.76	6.34	5.35
66		71	6.97	6.49	5.40
67		72	7.20	6.64	5.45
68		73	7.45	6.80	5.49
69		74	7.71	6.96	5.53
70		75	7.98	7.13	5.56
71		76	8.28	7.29	5.59
72		77	8.59	7.46	5.62
73		78	8.92	7.62	5.65
74		79	9.28	7.79	5.67
75		80	9.66	7.96	5.69
76		81	10.06	8.12	5.70
77		82	10.49	8.28	5.71
78		83	10.95	8.43	5.72
79		84	11.44	8.58	5.73
80		85†	11.97	8.72	5.74
81			12.53	8.86	5.74
82			13.14	8.99	5.75
83			13.78	9.10	5.75
84			14.47	9.21	5.75
85†	†	and over	15.22	9.31	5.75

JOINT AND SURVIVOR MONTHLY PAYMENTS (Option E)

ADJUSTED AGE		JOINT PAYEE ADJUSTED AGE
MALE		45	50	55	60	65	70	75
	FEMALE	50	55	60	65	70	75	80
45	50	$3.85	$3.96	$4.04	$4.10	$4.15	$4.18	$4.22
50	55	3.96	4.10	4.24	4.35	4.42	4.48	4.53
55	60	4.04	4.24	4.43	4.61	4.75	4.85	4.92
60	65	4.10	4.35	4.61	4.86	5.10	5.28	5.41
65	70	4.15	4.42	4.75	5.10	5.43	5.74	5.97
70	75	4.18	4.48	4.85	5.28	5.74	6.16	6.54
75	80	4.22	4.53	4.92	5.41	5.97	6.54	7.05

The amount of the payment for any other combination of ages will be furnished by the Company on request.

The maximum initial monthly income per $1,000 shall be $7.05.

Monthly payment rates are based on an Assumed Investment Rate of 3 1/2% and the 1955 American Annuity Table set back two years of age.

LLV 1, LL V 1A, LL V 1B

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY-MILWAUKEE It is recommended that you ...

read your policy.

notify your NML agent or the Company at 720 E. Wisconsin Avenue,

Milwaukee, Wis. 53202, of an address change.

call your NML agent for information –

particularly on a suggestion

to terminate or exchange this policy

for another policy or plan.

Election of Trustees

The members of The Northwestern Mutual Life Insurance Company are its policyholders of insurance policies and deferred annuity contracts. The members exercise control through a Board of Trustees. Elections to the Board are held each year at the annual meeting of members. Members are entitled to vote in person or by proxy.

Deferred Variable Annuity-Account B

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT.

LL V 1 B

July 1, 1981

The Northwestern Mutual Life Insurance Company agrees to pay a monthly life income to the Annuitant, subject to the terms and conditions of this contract. Signed at Milwaukee, Wisconsin on the Date of Issue.

CHAIRMAN AND C.E.O

SECRETARY

Immediate Variable Annuity-Account B

Variable monthly income benefits

Nonparticipating

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT.

Right To Return Contract - Please examine this contract carefully. The Owner may return the contract for any reason within ten days after receiving it. If returned, the contract will be cancelled and The Northwestern Mutual Life Insurance Company will refund the sum of (a) the difference between the considerations paid and the amounts, if any, allocated to the Separate Account plus (b) the value of the contract on the effective date of return.

LL V 2B	THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY-MILWAUKEE

ANNUITANT	JOHN J. DOE

CONTRACT DATE	JULY 1, 1981

PLAN	IMMEDIATE VARIABLE ANNUITY AT 65

AGE AND SEX	65 MALE

CONTRACT NUMBER	V 000 022

LL V 2 B

This policy is a legal contract between the Owner and The Northwestern Mutual Life Insurance Company.

Read your policy carefully.

Guide To Contract Provisions

		Page
SCHEDULE OF BENEFITS AND CONSIDERATION		3

SECTION 1.	SEPARATE ACCOUNT	5
	Definition of Separate Account. Valuation Date.

SECTION 2.	ANNUITY UNITS	5
	Definition of Annuity Units. Net investment factor.

SECTION 3.	VOTING RIGHTS AND REPORTS TO PAYEES	6

SECTION 4.	CONTRACT RIGHTS	6
	Transferability restrictions.

SECTION 5.	GENERAL	6
	Guarantees. Valuation of assets. Determination of values. Incontestability. Misstatement of age or sex.

SECTION 6.	BENEFICIARIES	7
	Designation and change of beneficiaries. Succession in interest of beneficiaries.

SECTION 7.	VARIABLE PAYMENT PLANS	8
	Description. Transfer between Variable Payment Plans.

APPLICATION	Attached to the Contract

ENDORSEMENTS

To be made only by the Company at the Home Office

LL V 2 B

SCHEDULE OF BENEFITS AND CONSIDERATIONS

DATE OF ISSUE JULY 1, 1981

THE SINGLE CONSIDERATION IS $10,000. THE NET CONSIDERATION IS $9,970.00.

$9,970.00 IS APPLIED UNDER A VARIABLE PAYMENT PLAN FOR A SINGLE LIFE INCOME PLAN (OPTION C) WITH 10 YEAR CERTAIN PERIOD.

FIRST PAYMENT SHALL BE $64.71 ALLOCATED AS FOLLOWS:

FIRST PAYMENT (STOCK DIVISION)	$12.94
FIRST PAYMENT (BOND DIVISION)	12.94
FIRST PAYMENT (MONEY MARKET DIVISION)	12.94
FIRST PAYMENT (MULTIPLE INVESTMENT DIVISION)	25.89

THE ASSUMED INVESTMENT RATE FOR VARIABLE PAYMENTS IS 3 1/2%.

THE DAILY ADJUSTMENT FACTOR IS .99990575.

DIRECT BENEFICIARY	JANE K. DOE, WIFE OF THE ANNUITANT

OWNER	NAMED IN THE APPLICATION

ANNUITANT	JOHN J. DOE

CONTRACT DATE	JULY 1, 1981

PLAN	IMMEDIATE VARIABLE ANNUITY AT 65

AGE AND SEX	65 MALE

CONTRACT NUMBER	V 000 022

LL V 2 B

3

SECTION 1. SEPARATE ACCOUNT

1.1	VARIABLE ANNUITY ACCOUNT B

The Separate Account (“NML Variable Annuity Account B”) and its four divisions have been established by the Company pursuant to Wisconsin law relating to separate investment accounts. The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940. Interests in the Separate Account are represented by Annuity Units, as described in Section 2.1.

The Separate Account is comprised of the Stock, Bond, Money Market and Multiple Investment Divisions. Assets allocated to the Stock, Bond, Money Market and Multiple Investment Divisions are invested in shares of NML Stock Fund, Inc., NML Bond Fund, Inc., and NML Money Market Fund, Inc., and NML One Fund, Inc., respectively (the “Funds”). Each Fund is an investment company registered under the Investment Company Act of 1940. Shares of each Fund are purchased for the Separate Account at their net asset value.

Assets of the Separate Account are owned by the Company and the Company is not a trustee with respect thereto. The Company may from time to time adjust the amount of assets contained in the Separate Account, by periodic withdrawals or additions, to reflect the contract deductions and the Company’s reserves for this and other similar contracts.

1.2	VALUATION DATE

A valuation date is any day on which the assets of the Separate Account are valued. Assets are valued as of the time of close of trading on the New York Stock Exchange for each day the Exchange is open.

1.3	SUBSTITUTION AND CHANGE

Pursuant to a vote of the payees of variable annuity contracts having an interest in the Division or as otherwise may be permitted by applicable insurance and securities laws:

a.	the assets of the Division may be invested in securities other than shares of the Fund(s) as a substitute for the shares already purchased or as the securities to be purchased in the future;

b.	the Separate Account, or a Division, may be operated as a management company under the Investment Company Act of 1940 or in any other form permitted by law, if deemed by the Company to be in the best interests of the contract owners;

c.	the Separate Account may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required; or

d.	the provisions of the contracts may be modified to comply with any other applicable federal or state laws.

In the event of any substitution or change, the Company may make appropriate endorsement on this and other contracts having an interest in the Separate Account and take other actions as may be necessary to effect the substitution or change.

SECTION 2. ANNUITY UNITS

2.1	DEFINITION OF ANNUITY UNITS

The interest of this contract in the Separate Account is represented by Annuity Units. The dollar value of Annuity Units for each Division will increase or decrease to reflect the investment experience of the Division. The value of an Annuity Unit in each Division was established at $1.00 on the date operations began for the Division. The value of an Annuity Unit on any subsequent valuation date is determined by multiplying the Annuity Unit value on the immediately preceding valuation date by:

a.	the Net Investment Factor for the period from the immediately preceding valuation date to and including the current valuation date (the current period) for the Division; and

b.	the Daily Adjustment Factor (shown on page 3) raised to a power equal to the number of days in the current period to reflect the Assumed Investment Rate (shown on page 3) used in calculating the monthly payment rate.

2.2	NET INVESTMENT FACTOR

For each Division of the Separate Account, the Net Investment Factor for the current period is 1.000000 plus the net investment rate. The net investment rate for the current period is equal to the gross investment rate for the Division expressed in decimal form to six places, and reduced on each valuation date by charges at an annual rate of not more than 1 1/2% for annuity rate and expense guarantees. The Company may establish lower periodic charges from time to time.

The gross investment rate for the current period for each Division is equal to a. divided by b. where:

a.	is the investment income of the Division for the current period,

(1)	plus capital gains and minus capital losses for the period, whether realized or unrealized, on the assets of the Division, less

(2)	a deduction for any tax liability paid or reserved for by the Company resulting from the maintenance or operation of the Division, and less

(3)	any reasonable expenses paid or reserved for by the Company which result from a substitution of other securities for shares of the Fund(s) as set forth in Section 1.3; and

b.	is the value of the assets in the Division at the close of business on the immediately preceding valuation date.

The gross investment rate may be positive or negative. The deduction for any tax liability may be charged proportionately against those contracts to which such liability is attributable by an appropriate reduction in the gross investment rate for those contracts.

LL V 28

Revised

5

SECTION 3. VOTING RIGHTS AND

REPORTS TO PAYEES

3.1	VOTING RIGHTS

As long as the Separate Account continues to be registered as a unit investment trust under the Investment Company Act of 1940 and the assets of the Separate Account are invested in shares of the Fund, the Company will vote such shares held by the Separate Account in accordance with instructions received from the payees receiving payments under a variable payment plan.

3.2	REPORTS TO PAYEES

Each such payee will receive (1) periodic reports relating to the Fund, (2) proxy material and (3) a form with which to give voting instructions with respect to the number of shares of the Fund held in the Separate Account representing the Company’s actuarial liability under the variable payment plan. The Company will also send the payee at least once each contract year a statement of the investments held by the Separate Account.

SECTION 4. CONTRACT RIGHTS

4.1	THE CONTRACT

The entire contract consists of this contract and the application or request for exchange or transfer, a copy of which is attached when the contract is issued. All statements in the application or request for exchange or transfer are representations and not warranties. No statement will cause this contract to be rescinded or be used in defense of a claim under it unless contained in the application or request for exchange or transfer.

No change in this contract is valid unless approved by an officer of the Company. The Company may require that the contract be submitted for endorsement to show a change. No agent has authority to change the contract or to waive any of its provisions.

All payments made by the Company under this contract are payable at its Home Office.

Contract months, years and anniversaries shall be computed from the Contract Date. The Contract Date is shown on page 3.

4.2	EXERCISE OF RIGHTS

Contract rights shall be exercised only by a proper request in writing. All requests must be filed at the Home Office and must be endorsed on this contract unless the Company waives endorsement.

4.3	TRANSFERABILITY RESTRICTIONS

Notwithstanding any other provisions of this contract, the Annuitant may not transfer his contract rights and privileges to any other person or persons nor may this contract be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to anyone other than the Company.

SECTION 5. GENERAL

5.1	GUARANTEES

The Company guarantees that mortality and expense results shall not adversely affect the amount of variable payments.

5.2	VALUATION OF ASSETS

The value of the shares of each Fund held in the Separate Account on each valuation date will be the redemption value of the shares on that date. If the right to redeem shares of a Fund has been suspended, or payment of the redemption value has been postponed, the shares held in the Separate Account (and Annuity Units) may be valued at fair value as determined in good faith by the Board of Trustees of the Company for the sole purpose of computing annuity payments.

5.3	DETERMINATION OF VALUES

The method of determination by the Company of the Net Investment Factor, and the number and value of Annuity Units, shall be conclusive upon the Annuitant and any beneficiary.

5.4	DEFERMENT OF BENEFIT PAYMENTS

The Company reserves the right to defer determination of the withdrawal value of this contract, or the payment of benefits, until after the end of any period during which the right to redeem shares of a Fund is suspended, or payment of the redemption value is postponed. Any deferment would be in accordance with the provisions of the Investment Company Act of 1940 by reason of closing of, or restriction of trading on, the New York Stock Exchange, or other emergency, or as otherwise permitted by the Act. In addition, the Company reserves the right to defer payment of the withdrawal value until seven days after the end of any deferment in the determination of contract values.

5.5	INCONTESTABILITY

This contract will not be contested by the Company after it has been in force during the lifetime of the Annuitant for two years from the Date of Issue. The Date of Issue is shown on page 3.

LL V 28

6

5.6	PROOF OF SURVIVAL

As a condition of making payment under this contract, the Company will have the right to require due proof that the Annuitant or Joint Annuitant, if any, is living on the due date of any life income payment.

5.7	MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant or Joint Annuitant has been misstated, the amount payable will be limited to the amount which the consideration paid would have purchased at the correct age or sex.

SECTION 6. BENEFICIARIES

6.1	DESIGNATION AND CHANGE OF BENEFICIARIES

a. By Annuitant. The Annuitant may designate and change beneficiaries of unpaid installments for the specified period of an Installment Income Plan (Option B) or the certain period of a Life Income Plan (Option C or E).

b. By Joint Annuitant. A Joint Annuitant may designate and change beneficiaries if, at any time after the death of the Annuitant, no beneficiary designated by the Annuitant is living.

c. Effective Date. Any designation or change of beneficiary will be made by the filing and recording at the Home Office of a written request satisfactory to the Company. Unless waived by the Company, the request must be endorsed on the contract. Upon the recording, the request will take effect as of the date it was signed. The Company will not be held responsible for any payment or other action taken by it before the recording of the request.

6.2	SUCCESSION IN INTEREST OF BENEFICIARIES

Upon the death of the Annuitant, or the survivor of the Annuitant and Joint Annuitant, the remaining benefits of this contract will be payable in equal shares to the beneficiaries who survive and receive payment. The unpaid share of any beneficiary who dies while receiving payment will be payable in equal shares to the beneficiaries who survive and receive payment.

At the death of the last surviving beneficiary, the withdrawal value of payments due or to become due will be paid in one sum to the executors or administrators of the last to survive of the Annuitant, the Joint Annuitant and the beneficiaries.

A beneficiary succeeding to an interest in a payment plan will continue under such plan subject to its terms, with the right of transfer between payment plans and of withdrawal under payment plans as provided in this contract.

6.3	CLAIMS OF CREDITORS

So far as permitted by law, no amount payable under this contract will be subject to the claims of creditors of the payee.

LL V 2, LL V 2A, LL V 2B

7

SECTION 7. VARIABLE PAYMENT PLANS

7.1	DESCRIPTION OF VARIABLE PAYMENT PLANS

a.	Installment Income Specified Period (Option B)

The Company will make monthly installment income payments providing for payment of benefits over a specified period of one to 30 years.

b.	Life Income Plans

(1)	Single Life Income (Option C)

The Company will make monthly payments for the selected certain period, if any, and thereafter during the remaining lifetime of the individual upon whose life income payments depend. The selections available are: (a) no certain period; or (b) a certain period of 10 or 20 years.

(2)	Joint and Survivor Life Income (Option E)

The Company will make monthly payments for a 10 year certain period and thereafter during the joint lifetime of the two individuals upon whose lives income payments depend and continuing during the remaining lifetime of the survivor.

The Company may from time to time also make available other variable payment plans, with provisions and rates as published by the Company for those plans.

7.2	PAYMENTS UNDER VARIABLE PAYMENT PLANS

a. First Payment. The First Payment is due as of the Contract Date and will be paid promptly after that date.

The amount of the First Payment, as shown on page 3, is the sum of the payments from each Division.

b. Number of Annuity Units. The number of Annuity Units in each Division is determined by dividing the amount of the First Payment from that Division by the Annuity Unit value for the Division at the close of business on the valuation date on which the consideration is received at the Home Office or the request for exchange or transfer becomes effective. The number of Annuity Units will not be changed by any subsequent change in the dollar value of Annuity Units.

c. Subsequent Variable Payments. The amount of subsequent payments will increase or decrease according to the value of Annuity Units which reflect the investment experience of the Divisions.

The amount of subsequent variable payments is the sum of payments from each Division determined by multiplying the fixed number of Annuity Units by the value of an Annuity Unit on:

(1)	the fifth valuation date prior to the payment due date if the payment due date is a valuation date; or

(2)	the sixth valuation date prior to the payment due date if the payment due date is not a valuation date.

7.3	TRANSFER BETWEEN VARIABLE PAYMENT PLANS

A payee or the joint payees receiving payments under this contract may:

a.	transfer Annuity Units from one Division to another, subject to any changes as the Company may determine. The number of Annuity Units in each Division will be adjusted to reflect the respective value of the Annuity Units in the Division. Transfers from the Money Market Division may be made at any time. No transfers from the other Divisions may be made within 90 days of the Contract Date or within 90 days from the effective date of the last transfer; or

b.	transfer from an Installment Income Plan (Option B) to either form of the Life Income Plan (Option C or E).

Other transfers may be permitted subject to limitations and conditions as the Company may reasonably determine. The effective date of transfer will be the valuation date coincident with or next following the date on which a satisfactory transfer request is received at the Home Office, or a later date if requested.

7.4	WITHDRAWAL UNDER VARIABLE PAYMENT PLANS

Withdrawal of the present value of any unpaid income payments may be elected at any time by the Annuitant or beneficiary, except that withdrawal may not be elected under a Life Income Plan (Option C or E) until the death of all individuals upon whose lives income payments depend.

The withdrawal value under the Installment Income Plan (Option B) will be the present value of any unpaid payments less a Withdrawal Charge, if withdrawal is made within five years of the Contract Date. The withdrawal value under a Life Income Plan (Option C or E), where available, will be the present value of any unpaid payments for the certain period with no Withdrawal Charge applicable.

The Withdrawal Charge will be 8% of the lesser of:

a.	the value of the amount withdrawn; or

b.	the consideration paid for the contract, less any amounts previously withdrawn and payments previously received.

Present values will be based on interest at the Assumed Investment Rate used in calculating the amount of variable payments. The amount of variable payments used in calculating the present value of unpaid payments will be determined by multiplying the number of Annuity Units by the value of an Annuity Unit on the effective date of withdrawal.

The effective date of withdrawal will be the valuation date coincident with or next following the date on which a satisfactory withdrawal request is received at the Home Office, or a later date if requested.

LL V 2A, LL V 2B

8

THE NORTHWESTERN MUTUAL LIFE
INSURANCE COMPANY-MILWAUKEE
It is recommended that you . . .

read your policy.

notify your NML agent or the Company at 720 E. Wisconsin Avenue, Milwaukee, Wis. 53202, of an address change.

call your NML agent for information – particularly on a suggestion to terminate or exchange this policy for another policy or plan.

Immediate Variable Annuity-Account B

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT.

LLV 2 B July 1, 1981